Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of American Electric Power Company, Inc. and subsidiary companies (the “Company”), the consolidated financial statement schedule of the Company and the effectiveness of the Company’s internal control over financial reporting dated February 20, 2015, appearing in or incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Columbus, Ohio
May 29, 2015